Exhibit 10.10

November 20, 2002

Mr. Thomas J. Brosig
1174 Glendale Place
Gulfport, MS 39507

  Re:
  Nomination to Board of Directors

Dear Mr. Brosig:

        On behalf of MTR Gaming Group, Inc., I am pleased to let you know that the board of directors, with the concurrence of our Compliance Committee, has nominated you to serve as an independent member of the board and the board's Audit Committee.

        Your compensation for service on the board will be $24,000 annually (pro rated for any period of service that is less than one full year) and $1,500 for each regular meeting of the board of directors, audit committee, or shareholders you attend. The Company will also reimburse you for out-of-pocket expenses you incur in attending such meetings.

        If these terms are acceptable to you, please sign where indicated below and return this letter to me. By your signature, you also acknowledge your receipt of and agreement to comply with the Company's policy concerning conflicts of interest, a copy of which accompanies this letter.

        We look forward to your joining the Company.

Very truly yours,
/s/ EDSON R. ARNEAULT Edson R. Arneault President and Chairman of the Board
AGREED AND ACCEPTED:
/s/ THOMAS J. BROSIG Thomas J. Brosig